AMENDMENT NO. 1 TO RIGHTS AGREEMENT

            This AMENDMENT NO. 1, dated as of April 30, 1999 (this "Amendment"), is between Mercantile Bancorporation Inc., a Missouri corporation (the "Corporation"), and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

                                    Recitals

            WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement, dated as of May 20, 1998 (the "Rights Agreement"); and

            WHEREAS, Firstar Corporation, a Wisconsin corporation ("Firstar") and the Corporation propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Mercantile will merge with and into the Corporation (the "Merger"), and a related Stock Option Agreement by and between the Corporation, as issuer, and Firstar, as grantee (the "Option Agreement"). The Board of Directors of the Corporation has approved the Merger Agreement, the Merger and the Option Agreement; and

            WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Corporation and the Rights Agent desire to evidence such amendment in writing;

            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

            (a) Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

      "Notwithstanding anything in this Rights Agreement to the contrary, Firstar shall not be deemed to be an Acquiring Person by virtue of (i) the consummation of the Merger, (ii) the execution and delivery of the Merger Agreement and the Option Agreement, or (iii) the consummation of any of the other transactions contemplated in the Merger Agreement and the Option Agreement."

             (b) Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

      "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of
      (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Option Agreement or (iii) the consummation of any of the other transactions contemplated in the Merger Agreement and the Option Agreement."

            (c) Amendment of Section 1(h). Section 1(h) of the Rights Agreement is amended and restated to read as follows:

                        (i)"Exchange Act" shall mean the Securities and
                           Exchange Act of 1934, as amended.

                        (ii) "Merger" shall have the meaning set forth in the
                           Merger Agreement.

                        (iii) "Merger Agreement" shall mean that certain
                            Agreement and Plan of Merger, dated as of April 30, 1999, by and between Firstar and the Corporation, as amended from time to time.

                        (iv)"Option Agreement" shall mean that certain Stock
                            Option Agreement, dated as of April 30, 1999, by and between Firstar, as grantee, and the Corporation, as issuer, as amended from time to time.

                        (v) "Firstar" shall mean Firstar Corporation, a
                            Wisconsin corporation.

            (d) Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated to state in its entirety as follows:

            The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised, at or prior to the Close of Business on the earlier of (i) June 3, 2008 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged as provided in Section 24 hereof or (iv) the consummation of the Merger (such earlier date being herein referred to as the "Expiration Date").

            (e) Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

      "Notwithstanding anything in this Rights Agreement to the contrary, none of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Option Agreement and (iii) the consummation of any of the other transactions contemplated in the Merger Agreement and the Option Agreement shall be deemed to be events of the type described in the first sentence of this Section 13, and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13."

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


            (f) Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            (g) Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Missouri and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except as to the duties and liabilities of the Rights Agent which shall be governed by and construed in accordance with the laws of the State of Illinois. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions to the maximum extent permitted by law.

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


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed, all as of the date and year first above written.

Attest:                                   MERCANTILE BANCORPORATION INC.

By:  /s/ Michael J. Marshall              By:  /s/ Mary K. Granberg
Name: Michael J. Marshall                 Name: Mary K. Granberg
Title:  Assistant Secretary and           Title:  Senior Vice President
Senior Attorney

Attest:                                   HARRIS TRUST AND SAVINGS BANK,
                                          AS RIGHTS AGENT

By:  /s/ Susan M. Shadel                  By:   /s/ Charles V. Zade
Name:  Susan M. Shadel                    Name: Charles V. Zade
Title: Vice President                     Title: Vice President



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